                                                                    Exhibit 99.1

                 HUMBOLDT BANCORP REPORTS FOURTH QUARTER RESULTS

ROSEVILLE, CA - January 29, 2004 /Businesswire/ - Humboldt Bancorp (Nasdaq:
HBEK), today reported fourth quarter 2003 net income of $1.8 million, or $0.14 per diluted share, as compared with $3.3 million, or $0.25 per diluted share, for the same period in 2002. Effective with the fourth quarter of 2003, Humboldt's merchant bankcard processing operations were classified as a discontinued operation. Net income from continuing operations for the fourth quarter of 2003 was $2.1 million, or $0.16 per diluted share, compared with $2.3 million, or $0.18 per diluted share, for the same period in 2002.

Humboldt's results from continuing operations for the fourth quarter of 2003 included the after-tax impact of approximately $307,000 of merger-related expenses ($0.02 per diluted share) and increased income tax expense of $152,000 ($0.01 per diluted share) compared to the prior quarter, due to the previously disclosed impact of changes in the treatment of certain state income tax benefits related to Humboldt's real estate investment trust (REIT).

For the year ended December 31, 2003, Humboldt reported net income of $29.1 million, or $2.28 per diluted share. Net income from continuing operations for 2003 was $10.2 million, or $0.80 per diluted share, compared with $10.3 million, or $0.79 per diluted share, for 2002.

"We ended 2003 a much different company than we started," remarked Robert M. Daugherty, President and Chief Executive Officer. "Significant steps were taken during the year to refocus our business strategy on community banking and a considerable investment was made in technology that will allow us to be competitive. With the acquisition of California Independent Bancorp now completed, our key objectives for 2004 are to improve bottom-line performance through growth, maintenance of high credit quality standards and improved efficiency."

Net interest income for the fourth quarter of 2003 was $11.6 million, down 8% as compared to the same period in 2002. The net interest margin for the fourth quarter of 2003 was 4.79%, a decrease of 59 basis points from the same period in 2002 and 26 basis points from the prior quarter. During September 2003, Humboldt issued $27 million of trust-preferred securities to provide funding for substantially all of the cash consideration for the acquisition of California Independent Bancorp, which was completed on January 6, 2004. The net interest cost of the trust-preferred securities was approximately $390,000 for the fourth quarter of 2003. Excluding this impact, Humboldt's net interest margin for the fourth quarter of 2003 was 5.09%, down 29 basis points from the same period in 2002 and up four basis points from the third quarter of 2003. For the year 2003, Humboldt's net interest margin excluding the impact of the newly-issued trust preferred securities was 5.03%, down 20 basis points from 2002. "As was expected, we experienced some modest margin compression during 2003," remarked Patrick Rusnak, Chief Financial Officer. "Although there was a slight increase in the adjusted margin for the fourth quarter, additional margin compression is expected in 2004 unless there is an increase in short-term market interest rates. On a combined basis with California Independent, we expect the 2004 margin will be in the range of 4.40% to 4.55%."

Non-interest income for the fourth quarter of 2003 was $2.2 million, an increase of $1.3 million, or 129%, over the same period in 2002. This increase is principally due to growth in deposit service charges related to the introduction of an "overdraft privilege" product in June 2003, and the recognition of a valuation allowance of $600,000 related to Humboldt's SBA servicing asset during the fourth quarter of 2002. Non-interest income for the fourth quarter of 2003 included gains on the sale of mortgage loans of $258,000, virtually unchanged from the same period in 2002, and SBA loan sale gains and brokerage fees of $278,000, up from $148,000 for the same period in 2002. Humboldt Bank consistently ranks among the top SBA loan originators in its market area.

For the year ended December 31, 2003, non-interest income was $9.0 million, a decrease of $563,000, or 6%, from 2002. Excluding gains and losses recognized in connection with the sale of investment securities, non-interest income increased by $461,000, or 5%, during 2003. Non-interest income for 2002 included $825,000 of revenue associated with Humboldt's ATM funding operations, which were terminated during the first half of 2002.

Non-interest expense for the fourth quarter of 2003 totaled $10.5 million, an increase of $615,000, or 6%, from the same period in 2002. This increase is principally attributable to the recognition of $138,000 of merger-related expenses and approximately $300,000 of equipment expense related to the installation of a new core computer system in June 2003. For the year ended December 31, 2003, non-interest expense totaled $40.6 million, an increase of $734,000, or 2%, over 2002. This increase is reflective of increased equipment expense associated with the installation of a new core computer system during the second quarter of 2003, partially offset by continued cost savings resulting from the merger of Humboldt's affiliate bank charters during the second quarter of 2002. In addition, non-interest expense for 2003 reflects $354,000 related to Humboldt's voluntary decision, effective January 1, 2003, to recognize compensation expense related to the issuance of stock options (on a prospective basis). Humboldt's efficiency ratio for 2003, excluding the impact of merger-related expenses, was 71.0%.

HBEK 4Q03 Earnings Release
January 29, 2004
Page 2

Humboldt's effective tax rate for continuing and discontinued operations combined for the fourth quarter of 2003 was 42.0%, as compared with 22.5% for the same period in 2002 and 37.9% for the third quarter of 2003. These increases are principally attributable to the previously disclosed elimination of state tax benefits associated with Humboldt's REIT for 2003. The effective tax rate for 2003 was 37.8%, as compared with 26.1% for 2002. This increase is principally attributable to the increase in Humboldt's pre-tax income during the first quarter resulting from recognition of a gain on the sale of Humboldt's proprietary merchant bankcard business and the elimination of the state tax benefits associated with the REIT. Humboldt is evaluating its options related to voluntary compliance with the California Franchise Tax Board's recently announced position on REIT tax benefits, and management believes that Humboldt has appropriate reserves for the benefit previously recognized in 2002.

Humboldt's results from discontinued operations for 2003 included the operating results for both its proprietary and independent sales organization ("ISO") merchant bankcard processing operations, and the gain recognized in connection with the sale of the proprietary business during the first quarter of 2003, net of tax. The effective tax rate for 2003 for the discontinued operations was 42.0%. The net income from discontinued operations for 2002 included the results, net of tax, from Humboldt's proprietary and ISO processing and an after-tax loss of $276,000 recognized in connection with the final wind-down of Humboldt's leasing operations during the second quarter of that year. As of December 31, 2003, Humboldt had one remaining ISO processing contract that is expected to terminate by January 31, 2004.

Humboldt's outstanding loans as of December 31, 2003 were $765 million, an increase of $5 million, or 1%, over the prior year-end and up $6 million, or 3% on an annualized basis, from the prior quarter end. "Although the low rate of loan growth during 2003 was a disappointment, we are continuing to see good deal flow that is reflective of the growth markets where we operate," remarked Rusnak. "Credit quality and pricing discipline remain key tenets of our community banking strategy and we are expecting a rebound in loan growth - with a target of 8 to 10% - for 2004, as a result of refining our strategies for pricing, participation sales and origination of selected transactional loans."

Total deposits at December 31, 2003 were $823 million, down $18 million, or 2%, from year-end 2002 and up $6 million, or 3%, from September 30, 2003. During 2003, Humboldt experienced net deposit outflows of approximately $70 million in connection with its exit from merchant bankcard processing. "Our core deposit growth for 2003 was exceptional, resulting in a net increase of nearly $100 million for the year," remarked Daugherty. "Through the efforts of our sales staff, we were able to replace the lost deposits without having to increase our use of borrowed or brokered funds, which helped mitigate margin compression."

Non-performing assets at December 31, 2003 totaled $9.5 million, or 0.91% of total assets, down 18 basis points from the prior quarter end and up from 0.36% at December 31, 2002. Approximately $2.2 million, or 23%, of the total non-performing loans as of December 31, 2003 are backed by U.S. government guarantees. Net charge-offs for the fourth quarter 2003 were $166,000, or 0.09% of average loans on an annualized basis. For the year ended December 31, 2003, net charge-offs were $931,000, or 0.12% of average loans, down from 0.21% for 2002. The loan loss provision annualized as a percentage of average loans for the fourth quarter of 2003 was 0.17% and the ratio of allowance for loan losses to total loans at December 31, 2003 was 1.59%, up 6 basis points from a year earlier and unchanged from the prior quarter end. The ratio of allowance to non-performing loans was 130% at December 31, 2003, down from 321% at year-end 2002. Subsequent to December 31, 2003, a non-performing loan secured by a boutique hotel with a principal balance of approximately $5.5 million was paid by the borrower subject to Humboldt's acceptance of a reduction in the payoff amount of approximately $100,000, which will be recognized as a charge-off during the first quarter of 2004.

In a subsequent events footnote in the Form 10-Q for the period ended June 30, 2003, Humboldt disclosed that, on August 8, 2003, a jury returned a verdict awarding $3 million in punitive damages, of which $2 million was against Humboldt and $1 million against the ISO which terminated the plaintiff's merchant processing facilities. Subsequently, the ISO has confirmed in writing to Humboldt that it will honor its indemnification of Humboldt and, during December 2003, the verdict against Humboldt was dismissed.

A cash dividend of $0.030 per share was paid on December 20, 2003. Humboldt did not repurchase any shares during the fourth quarter of 2003. At December 31, 2003, total shareholders' equity was $97 million and tangible book value per share was $7.53. Humboldt's leverage ratio as of December 31, 2003 was 11.79%, which reflects the issuance of $27 million of trust preferred securities during the third quarter of 2003, of which approximately $10 million qualified as Tier I capital.

Humboldt will conduct a conference call today, January 29, 2004, at 8:00 AM PST where management will discuss operating results for the fourth quarter of 2003. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing 877.407.8035 ten minutes prior to commencement of the call or by webcast at www.humboldtbancorp.com. A rebroadcast will be available approximately one hour after the conference call by dialing 877.660.6853 and entering the replay pass codes (Account 1628/Conference ID 88313), or by visiting the website.

HBEK 4Q03 Earnings Release
January 29, 2004
Page 3

Humboldt Bancorp, with total assets of approximately $1.5 billion, is the bank holding company for Humboldt Bank and Feather River State Bank, which offer business and consumer banking services at 27 locations throughout Northern California. For additional information, please visit www.humboldtbancorp.com .

      This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, and Humboldt Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe Humboldt's expectations regarding future events and developments, including loan growth and net interest margin for 2004, and the continued success of Humboldt's business plan. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in Humboldt's publicly available Securities and Exchange Commission filings. Humboldt undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

CONTACT:   Robert M. Daugherty, President & CEO
           bdaugherty@humboldtbancorp.com
           916.783.2813

           Patrick J. Rusnak, Chief Financial Officer prusnak@humboldtbancorp.com

           916.783.2812

HBEK 4Q03 Earnings Release
January 29, 2004
Page 4

HUMBOLDT BANCORP
SELECTED FINANCIAL RESULTS - UNAUDITED
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           QUARTER ENDED         PERCENT            YEAR ENDED           PERCENT
                                                                                INCREASE                                 INCREASE
                                                     12/31/2003    12/31/2002  (DECREASE)    12/31/2003    12/31/2002   (DECREASE)
SUMMARY OF OPERATIONS
Interest income                                     $    15,039        16,732        -10%    $   61,347        64,345       -5%
Interest expense                                          3,450         4,128        -16%        14,088        17,637      -20%
Net Interest Income                                      11,589        12,604         -8%        47,259        46,708        1%
Provision for loan losses                                   325         1,130        -71%         1,523         3,321      -54%
Net interest income after provision                      11,264        11,474         -2%        45,736        43,387        5%
Non-interest income                                       2,243           980        129%         9,048         9,611       -6%
Non-interest expense                                     10,455         9,840          6%        40,560        39,826        2%
Income before taxes                                       3,052         2,614         16%        14,224        13,172        8%
Income taxes                                                974           269        262%         3,992         2,838       41%
Net income from continuing operations                     2,078         2,345        -12%        10,232        10,334       -1%
Income (loss) on discontinued operations,                  (295)          942         nm         18,860         1,929       nm
net of tax
Net income                                          $     1,783         3,287        -46%    $   29,092        12,263      137%

PERIOD END BALANCES
Earning assets                                      $   955,179       942,321          1%    $  955,179       942,321        1%
Total loans                                             765,454       760,648          1%       765,454       760,648        1%
Total assets                                          1,044,561     1,031,550          1%     1,044,561     1,031,550        1%
Total deposits                                          822,700       840,427         -2%       822,700       840,427       -2%
Total shareholders' equity                          $    96,896        77,848         24%    $   96,896        77,848       24%

AVERAGE BALANCES
Earning assets                                      $   960,245       929,376          3%    $  955,764       893,263        7%
Total loans                                             757,537       757,567          0%       758,730       711,842        7%
Total assets                                          1,051,644     1,017,537          3%     1,054,386       983,510        7%
Total deposits                                          826,742       833,219         -1%       845,152       805,958        5%
Total shareholders' equity                          $    96,846        71,089         36%    $   91,895        70,329       31%

PER SHARE DATA
Basic earnings per share                            $      0.15          0.26        -42%    $     2.37          0.98      142%
Diluted earnings per share                                 0.14          0.25        -44%          2.28          0.94      143%
Basic earnings per share - continuing
operations                                                 0.17          0.19        -11%          0.83          0.83        0%
Diluted earnings per share - continuing
operations                                                 0.16          0.18        -11%          0.80          0.79        1%
Basic average shares outstanding                         12,167        12,584         -3%        12,261        12,503       -2%
Diluted average shares outstanding                       12,695        13,116         -3%        12,777        13,049       -2%
Book value per common share                                7.95          6.18         29%          7.95          6.18       29%
Tangible book value per common share                       7.53          5.74         31%          7.53          5.74       31%
Cash dividends declared                             $     0.030         0.025         20%    $    0.115         0.071       62%
Leverage ratio                                            11.79%         8.73%        35%         11.79%         8.73%      35%

PERFORMANCE RATIOS
Return on average equity (ROE)*                             8.5%         13.1%       -35%          11.1%         14.7%     -24%
Return on average assets (ROA)*                            0.78%         0.91%       -14%          0.97%         1.05%     -8%
Net interest margin                                        4.79%         5.38%       -11%          4.94%         5.23%     -6%
Efficiency**                                               72.6%         72.8%         0%          71.0%         71.9%     -1%

ASSET QUALITY DATA
Allowance for loan losses                                12,206        11,614          5%        12,206        11,614        5%
Allowance to ending loans                                  1.59%         1.53%         4%          1.59%         1.53%       4%
Net charge-offs                                             166         1,070        -84%           931         1,472      -37%
Net charge-offs to average loans                           0.09%         0.56%       -84%          0.12%         0.21%     -43%
Non-performing loans                                      9,369         3,615        159%         9,369         3,615      159%
Non-performing assets                                     9,457         3,703        155%         9,457         3,703      155%
Non-performing assets to total assets                      0.91%         0.36%       153%          0.91%         0.36%     153%
Provision for loan losses to average loans                 0.17%         0.59%       -71%          0.20%         0.47%     -57%
Allowance to non-performing loans                           130%          321%       -60%           130%          321%     -60%


*Excludes discontinued operations
**Excludes discontinued operations and merger-related expenses nm - not meaningful